UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2011
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19311 (Commission file number)	33-0112644 (IRS Employer Identification No.)

133 Boston Post Road, Weston, Massachusetts (Address of principal executive offices)	02493 (Zip Code)
Registrant’s telephone number, including area code: (781) 464-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events
Biogen Idec Inc. has received antitrust clearance from the U.S. Government under the Hart-Scott-Rodino Act for its previously announced collaboration with Portola Pharmaceuticals, Inc. to develop and commercialize novel oral Syk inhibitors for the treatment of various autoimmune and inflammatory diseases. Biogen Idec’s agreement with Portola is now effective and Biogen Idec will pay Portola $36 million in cash and will purchase $9 million of Portola equity before the end of the year. Under the terms of its collaboration and license agreement, Biogen Idec may also make additional payments of up to $508.5 million based on the achievement of certain development and regulatory milestones. Biogen Idec will lead the global development and commercialization efforts for the Syk inhibitor program in major indications such as rheumatoid arthritis and lupus, while Portola will lead worldwide development and U.S. commercialization efforts for select smaller indications as well as discovery efforts for follow-on Syk inhibitors. Portola retains an option to co-promote alongside Biogen Idec in the United States in major indications. Worldwide costs and profits will be split by Biogen Idec and Portola 75 percent and 25 percent, respectively.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Robert A. Licht
Robert A. Licht
Senior Vice President

Date: November 29, 2011